EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

THIS EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT (the “Agreement”) is entered into this 16 day of September, 2005 (the “Effective Date”) by and between Electric Aquagenics Unlimited, Inc., a Delaware corporation having its principal offices located at 1464 West 40 South, Lindon, UT 84042 (“Licensor”), and Water Science, LLC, a limited liability company having its principal offices located at 1800 N.W. 89th Place, Miami, Florida 33172 (the “Licensee”).

RECITALS

Licensor is the owner or exclusive licensee of all intellectual property and other rights, title and interest in and to certain technology that changes the molecular composition of tap water to produce low-cost, non-toxic electrolyzed oxidative fluids used for cleaning, disinfection, remediation and hydration (collectively, the “Technology”), including the products utilizing or embodying the Technology listed on Schedule A and any other products developed in the future utilizing or embodying the Technology (collectively, the “Products”), and is the owner of all rights, title and interest in and to the trademarks as used in connection with the Products including those listed on Schedule B (collectively, the “Trademarks”).

Licensee desires to obtain an exclusive license from Licensor to exploit the Technology, to make, use, distribute and sell the Products and to use the Trademark in connection therewith and Licensor desires to grant such license to Licensee on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	GRANT OF EXCLUSIVE RIGHTS; CONSIDERATION

(a) Exclusive Technology and Product License. Subject to the other terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee the exclusive right and license to commercialize and exploit the Technology (including any and all future modifications, enhancements, improvements or other developments with respect thereto developed, licensed or otherwise acquired by Licensor) as Licensee deems appropriate and to manufacture or have manufactured, use, distribute, license and sell the Products and to offer related services, as well as sublicense others to do the same, including under the claims of any patents owned or licensed by Licensor, in the territories listed on Schedule C (collectively, the “Territories” or the “Territory”).

(b) Exclusive Trademark License. Subject to the other terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee the exclusive right and license to use the Trademark in connection with the promotion, marketing and sale of the Products in the Territories.

(c) Exclusive Product Distribution Rights. Subject to the other terms and conditions set forth in this Agreement, Licensor hereby appoints Licensee, and Licensee accepts such appointment, as Licensor’s exclusive distributor in the Territories with respect to the Products that are manufactured or caused to be manufactured by Licensor. Licensor agrees that it shall only manufacture or cause to be manufactured the Products for sale and further distribution by Licensee in the Territories. Licensee shall have the right to engage subcontractors to manufacture and/or distribute part or all of the Products, provided that such subcontractors comply with all applicable terms under this Agreement with respect to activities they may undertake relating to the Products in the Territories. Licensee shall be responsible for all warehousing, distribution, order processing and fulfillment, billing and collection activities with respect to sales of the Products by Licensee in the Territories.

(d) Product Orders. All purchase orders submitted by Licensee and accepted by Licensor for the Products are and shall be subject to this Agreement and shall be deemed to incorporate the terms and conditions of this Agreement, whether or not so specified in such purchase orders. Licensor’s acceptances of orders shall be evidenced by Licensor signing and returning the acknowledgment copy of the order within three (3) days after receipt of the order, together with a pro-forma invoice for the Products covered by that order. All orders shall contain the information necessary for Licensor to fulfill the order, which information shall include the following:

(i)	A reference to this Agreement and Licensee’s purchase order number;

(ii)	A description and quantity of each of the Products required;

(iii)	The address to which Products are to be directed and the address to which Licensor’s invoice is to be sent; and

(iv)	The requested delivery date.

(c) Product Returns. Licensor shall accept any returns of or replace any of the Products under the following conditions:

(i)
Licensee shall inspect all of the Products as soon as it is practicable after shipment thereof and shall notify Licensor in writing, within thirty (30) days of inspection thereof, if any such Products do not conform to the applicable specifications. Licensee shall give written notice to Licensor of hidden non-conformities, which cannot be ascertained upon an initial examination, within twenty (20) days from the discovery of such hidden non-conformities; and

(ii)	Any defect in any of the Products to be returned shall have resulted from the manufacture or packaging of the Products prior to shipment thereof.

Licensor shall issue a credit to Licensee for the purchase price paid by Licensee for the Products found to be defective or replace any Products found to be defective with the same quantity of products in good and salable condition, shipping such replacement Products to Licensee’s designated shipping destination at Licensor’s expense; provided that Licensor reserves the right to require Licensee, at Licensor’s expense, to return to Licensor all or part of the Products found to be defective or sell it for salvage, destroy it, or otherwise dispose of it pursuant to Licensor’s instructions.

(d) Product Training and Promotional Assistance. Licensor shall provide Licensee with all necessary information concerning Product function and use and will conduct training sessions as well as provide promotional and advertising material to be used in the Territory for use by Licensee. Licensor shall keep Licensee informed of marketing and promotional efforts regarding the Products undertaken by Licensor, and shall collaborate with Licensee in the marketing of the Products within the Territory.

(e) Manufacturing Option; Escrow of Manufacturing Specifications and Related Information. In the event that Licensee desires to manufacture the Products or cause the Products to be manufactured by third parties for distribution within the Territory, Licensor shall cooperate with Licensee in doing so. Within thirty (30) days after the Effective Date, Licensor shall, deposit with an independent third party escrow agent mutually acceptable to Licensor and Licensee, a complete set of the specifications, processes, formulas, recipes, parameters, instructions and requirements, including all know-how, trade secrets and other information necessary to manufacture the Products currently manufactured by Licensor, (collectively, the “Deposit Materials”) and will supplement the Deposit Materials to include all such information with respect to Products developed and manufactured by Licensor in the future. The Deposit Materials shall be released to Licensee upon Licensee’s request in the event that Licensee decides to manufacture the Products or cause the Products to be manufactured by a third party. Licensor shall bear all expenses incurred in connection with establishing and maintaining such escrow while this Agreement is in effect.

(f) Order of Precedence. The terms and conditions of this Agreement shall take precedence over and govern in the event of conflict between the terms and conditions of this Agreement the terms and conditions of any other documents and forms of the parties, including, without limitation, Licensee’s quotation request and purchase order forms, Licensor’s quotation form, and any confirmation, acknowledgment or other similar document. Any provision or data in any order, any subordinate document such as shipping releases, or any other document originated by either party, or contained in any documents or forms attached to or referenced in any of the above documents, which modifies, supplements or conflicts with the terms of this Agreement shall not be binding unless agreed to in writing by the parties.

(g) Purchase Prices. Licensee shall be charged and agrees to pay the rates set forth on Schedule D hereto, for its purchase of the Products. Such prices shall remain in effect for not less than twelve (1) months from the Effective Date. Thereafter, Licensor shall present any proposed changes to the rates no less than one hundred eighty (180) days prior to such rates becoming effective, unless the modification of such pricing is commercially mandated based upon a significant increase in the Products’ materials, parts and/or manufacturing labor costs, and Licensor provides Licensee ninety (90) days prior written notice of such modification, and the reasons therefor. If the parties are not able to reach an agreement within such period, Licensor shall be able to set such rates as it deems appropriate, with such rates taking effect thirty (30) days thereafter, in which event Licensee shall have the right to manufacture the Products itself or through others and/or terminate this Agreement immediately by providing written notice thereof to Licensor. The purchase prices shall be expressed in U.S. Dollars.

(h) Taxes and Other Charges. In addition to the applicable purchase prices, Licensor shall separately invoice for, and Licensee shall pay, all sales, use, excise, value added, gross receipts, turnover and other taxes and charges imposed by law or required by any government to be paid or collected by Licensor in connection with the purchase, delivery, sale or use of the Products pursuant to this Agreement (other than taxes imposed on Licensor’s income).

(i) Payment Terms. All payments due to Licensor from Licensee under this Agreement shall be paid to the applicable Licensor by check or wire transfer. Invoices may be rendered by the Licensor at any time after the date of Delivery, as defined below. Payment shall be made in U.S. Dollars, no later than ninety (90) days following the date of Delivery. Each shipment shall constitute an independent transaction and Licensee shall pay the invoice for each such transaction strictly in accordance with these payment terms.

(j) Delivery. Products will be considered delivered by Licensor for purposes of this Agreement when delivered to Licensee’s designated location or designated carrier FOB. Licensor shall: (a) contract for carriage of the Products to such destination and pay the freight, and (b) pay any loading costs to the extent they are not included in the freight. Licensee shall pay all other costs incurred in connection with shipment of the Products to the ultimate destination and unloading.

(k) Risk of Loss and Passage of Title. Risk of loss and title shall pass to Licensee at the time of delivery of the Products to Licensee’s designated location or carrier.

(l) Technical Information and Training Regarding the Technology and the Products. Within twenty (20) business days after the Effective Date of this Agreement, Licensor shall disclose to Licensee any and all technical information and know-how then within the knowledge or possession of Licensor which was not already disclosed to Licensee and which would be helpful to Licensee regarding the Technology and the manufacture, use or sale of the Products, and the parties shall formulate a training program and schedule for Licensor to provide training to Licensee’s personnel. Training, know-how and information transfer shall take place either at Licensee’s offices or telephonically. Licensor shall, throughout the term of this Agreement, cause its employees and any third parties who are employed or engaged to do research, development or other inventive work to disclose to Licensor all improvements, refinements and modifications to the Products and new Products developed by them utilizing or embodying the Technology and Licensor shall disclose same to Licensee and inform Licensee promptly of any new developments, all of which shall be covered by the licensed rights granted to Licensee hereunder.

(m) Consideration. In consideration of the rights granted to Licensee hereunder and Licensor’s performance of its obligations hereunder, Licensee agrees to pay to Licensor a license fee of One Million Dollars (US$1,000,000), to be paid by Licensee in one lump sum payment upon execution and delivery of this Agreement.

(n) Royalty Payments. In addition to the License Fee payable pursuant to Section 1(m) hereof, Licenses shall pay to Licensor a royalty fee (the “Royalty Fee”) for every “net” Product sold in accordance with the following royalty fee payment schedule: a four percent (4%) Royalty Fee on all annual net sales up to $5,000,000; three percent (3%) Royalty Fee on all net sales from $5,000,001 to $10,000,000; and a two percent (2%) Royalty Fee on all net sales in excess of $10,000,0000. For purposes of this Agreement, “net” is defined as gross units of the Products sold, less returns, charge backs and any units associated with uncollectible monies.

2.	MUTUAL OBLIGATIONS

(a) Quality Control. Each party agrees that it shall maintain a high standard of quality with respect to the use of the Trademark and with respect to the Products and packaging for the Products, as well as in all depictions, marketing and advertising of Products.

(b) Regulatory Compliance. Licensee acknowledges that certain licenses and label and packaging approvals not previously obtained by Licensor may be required to be obtained with respect to the Products from appropriate government authorities in the Territory from time to time during the term of the Agreement. Licensor will obtain and maintain all such licenses and approvals at its own expense and will provide assistance to Licensee in obtaining whatever licenses and approvals Licensee may be required to obtain in order for Licensee to manufacture the Products or cause the Products to be manufactured by third parties. Licensor and Licensee will make available to each other information and assistance necessary to complete all applications and requests for approval.

(c) Reporting of Negative Events. Each party has the overriding interest in protecting the reputation of the Products and the Trademark. Accordingly, if either party, at any time, has a reasonable basis to believe that any act or occurrence related to the Products or the Trademark presents or has presented any threat to public health or safety or otherwise are likely to draw negative attention from any governmental agency, consumer or environmental group, media or other organization or any individual (any of such occurrences being an “Event”), such party will immediately notify the other party of the facts giving rise to such belief or suspicion. In all such cases, the parties will closely coordinate with each other with respect to any actions they might take or permit and in respect to all public statements either party might make regarding the Event, and shall, after consultation with each other, follow all agreed plans with respect thereto.

(d) Maintenance of Product Complaint Records. Each party agrees to maintain all records relating to consumer complaints and litigation relating to the Products and shall make such records available to the other party for inspection upon the other party’s reasonable request. Such records (other than records relating to consumer complaints) shall be maintained for at least two (2) years after the matter to which they pertain is closed or for the period required by the retaining party’s document retention policy therefor, whichever is longer. Records relating to consumer complaints shall be maintained for at least one (1) year after the complaint is received or for the period required by the retaining party’s document retention policy therefor, whichever is longer. All records provided under this Section shall be considered to be confidential information subject to the provisions of Section 13(k) of this Agreement.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSOR

(a) Representations and Warranties. Licensor represents and warrants to Licensee that: (i) it is the sole owner of all rights, title and interest, including all intellectual property rights in and to the Technology and the Products except for the portions thereof licensed from third parties as specified in Schedule A attached hereto; (ii) its entering into this Agreement does not require any third party consent or approval that has not already been obtained, except for the consent required by the License Agreement dated April 8, 2004 by and between Innovative Oyster Processing System and the Company, which consent will be obtained by the Company within sixty (60) days of the date hereof; (iii) it has sufficient right, power and authority to grant the rights and licenses to Licensee as set forth in this Agreement, (iv) that neither the Technology nor the Products infringe any third party intellectual property or other rights; and (v) that the Products sold by or through Licensor to Licensee shall be merchantable and fit for their intended purposes. Licensor has not made and will not make any commitments to others inconsistent with or in derogation of Licensee’s rights.

(b) Maintenance of Exclusivity. Licensor represents and warrants to Licensee that it has not, and covenants to Licensee that during the term of this Agreement, it will not, grant any other license with respect to the Technology or for sale, use or manufacturing of the Products or for use of the Trademark in the Territories.

(c) Provision of Information, Know-How and Training. Licensor shall provide to Licensee all pertinent and necessary information in order for Licensee to apply for and obtain any required safety or other regulatory approvals to commercially market and sell the Products, as well as all know-how and training reasonably required for Licensee to use and market the Technology and the Products.

(d) Maintenance of Product Approvals and Intellectual Property Rights. Licensor shall pursue, undertake its best efforts to obtain and maintain all required approvals, license, permits and other regulatory registrations for the Products in the Territories as well as all patent and other intellectual property rights in and to the Products and all trademark rights in and to the Trademark and all of its registrations therefor, and Licensor will not abandon or permit the expiration of any registration, unless so directed by a court of law. Should Licensor determine that it is no longer desirable in the conduct of its business, or otherwise determines that it is unable to maintain said rights, Licensor shall notify Licensee in writing of such determination prior to abandoning same. Licensor agrees to take all reasonably necessary steps, including, without limitation, making of all necessary filings in the U.S. Patent and Trademark Office and in the trademark office of any country or in any court to maintain such rights. Licensor agrees to take corresponding steps with respect to each new application for patent protection of the Technology and/or the Products and/or application for registration of the Trademark. Any and all expenses incurred in connection with such activities shall be borne by Licensor.

(e) Marketing and Promotional Efforts; References to Licensee or Use of Licensee Name. Licensor shall coordinate its press, marketing and promotional efforts with respect to the Technology and the Products with Licensee and shall provide to Licensee a copy of all proposed press releases, advertisements and promotional materials for approval prior to publication or use. Licensor shall not use any disapproved materials. Licensor shall not refer to Licensee or use Licensee’s name or trademarks in any press release, product endorsement, marketing or other written materials, public filing or any other publication or statement without the prior written approval by Licensee.

4.	INFRINGEMENT BY THIRD PARTIES

(a) Notification of Infringements. Should Licensor or Licensee become aware of any infringement or alleged infringement of any patents covering any portion of the Technology or the Products, or any other infringement or violation of the intellectual property rights (including moral rights) or trade secrets relating to the Technology or the Products, that party shall immediately notify the other party in writing of the name and address of alleged infringer, the alleged acts of infringement, and any available evidence of infringement.

(b) Enforcement of Rights. Licensor shall have primary responsibility for enforcing any patent rights or other intellectual property rights (including moral rights), or trade secret rights relating to the Technology or the Products against any third parties and shall bring legal action against such third parties to enforce such rights. If Licensor fails to take action against any such third parties within thirty (30) days of such notification, Licensee may, at its option, bring legal action against such third parties in the name of Licensee and/or Licensor to enforce such rights. In the event that such litigation results in a damage award favoring the party bringing action to enforce any such rights, such a damage award shall be the property of the party that pursued such litigation.

5.	INDEMNIFICATION

(a) Indemnification by Licensee. Licensee shall, at its expense, indemnify, defend and hold harmless Licensor, its employees, officers and agents (each, a "Licensor Indemnified Party" and collectively, the "Licensor Indemnified Parties") from and against any and all claims and causes of action of any nature made or lawsuits or other proceedings filed or otherwise instituted against any of the Licensor Indemnified Parties arising from or relating to any breach by Licensee of any of its representations, warranties or obligations hereunder. Licensee shall be responsible for and shall pay all costs and expenses related to such claims and lawsuits for which it shall indemnify the Licensor Indemnified Parties, including, but not limited to, the payment of all attorneys' fees and costs of litigation, defense and/or settlement of same.

(b) Indemnification by Licensor. Licensor shall, at its expense, indemnify, defend and hold harmless Licensee, its employees, officers and agents (each, a “Licensee Indemnified Party” and collectively, the “Licensee Indemnified Parties”) from and against any and all claims and causes of action of any nature made or lawsuits or other proceedings filed or otherwise instituted against any of the Licensee Indemnified Parties arising from or relating to any breach by Licensor of any of its representations, warranties or obligations hereunder. Licensor shall be responsible for and shall pay all costs and expenses related to such claims and lawsuits for which it shall indemnify the Licensee Indemnified Parties, including, but not limited to, the payment of all attorney’s fees and costs of litigation, defense and/or settlement of same.

(c) Indemnification Procedures. In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim that the indemnified party believes falls within the scope of the foregoing paragraph. The indemnified party may, at its own expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the indemnified party shall not be final without the indemnified party’s written consent, which shall not be unreasonably withheld.

6.	TERM AND TERMINATION

(a) Term. The term of this Agreement shall commence on the Effective Date and continue in effect perpetually unless sooner terminated as provided below (the “Term”).

(b) Termination by Licensor. Licensor shall have the right to terminate this Agreement if Licensee materially defaults in performing any of its other obligations under this Agreement or if Licensee becomes insolvent or if a proceeding is commenced by or against Licensee seeking liquidation, rehabilitation, reorganization, conservatorship or other relief with respect to Licensee or its assets under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to Licensee and/or a substantial portion of its assets, and such material breach is not cured, or such proceeding is not dismissed, within sixty (60) days after Licensor has delivered to Licensee written notice of its intent to terminate the Agreement and specifying the reason for termination.

(c) Termination by Licensee. Licensee shall have the right to terminate this Agreement if Licensor materially defaults in performing any of its obligations hereunder, or if Licensor becomes insolvent or if a proceeding is commenced by or against Licensor seeking liquidation, rehabilitation, reorganization, conservatorship or other relief with respect to Licensor or its assets under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to Licensor and/or a substantial portion of its assets, and such material breach is not cured, or such proceeding is not dismissed, within sixty (60) days after Licensee has delivered written notice to Licensor of its intent to terminate this Agreement. Additionally, Licensee shall have the right to terminate this Agreement at any time for convenience by providing written notice thereof to Licensor not less than thirty (30) days prior to the effective date of such termination and specifying the reason for termination.

(d) Post-Termination Obligations; Phase-out Period. Subsequent to the termination of this Agreement for any reason, Licensee may, for up to one hundred eighty (180) days after the effective date of such termination, continue to sell its inventory of the Products and continue using the Technology and the Trademarks in connection therewith.

(e) Effect of Termination; Licensee’s Continued Rights in the Event of Licensor Default or Bankruptcy; Refund of License Fee. Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination or which may continue beyond such termination. Licensor acknowledges and agrees that this Agreement and all rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be licenses to rights to intellectual property. Licensor agrees that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under applicable bankruptcy, insolvency or other similar law, including specifically but without limitation, Section 362(n) of the U.S. Bankruptcy Code, as amended. Licensor further agrees that, in the event of a Licensor default, or a dissolution or other discontinuance of Licensor’s business operations or existence, or the commencement of a voluntary or involuntary proceeding against Licensor seeking liquidation, rehabilitation, reorganization, conservatorship or other relief with respect to it or its assets under any bankruptcy, insolvency or other similar law, Licensee, in addition to its right to terminate this Agreement, shall also have the right, at its election, to retain all of its rights under this Agreement. In such event, Licensee shall further have the right to either require Licensor to assign to Licensee any or all manufacturing, supply, license or other agreements with third parties to which Licensor is a party relating to the Technology and/or the Products (as well as all related product regulatory approvals, permits and licenses to the extent legally transferable or to enter into its own agreements with such third parties and obtain its own regulatory approvals, permits and licenses). Licensee shall also be entitled to release of the Deposit Materials from escrow in such event. Additionally, in the event that this Agreement is terminated by Licensee other than for convenience at any time within five (5) years after the Effective Date, Licensee shall be entitled to a refund of the license fee paid by Licensee to Licensor pursuant to this Agreement, pro-rated based on the ratio that the time elapsed as of such termination since the Effective Date bears to five (5) years.

7.	TAXES, GOVERNMENTAL APPROVALS AND LIABILITY

(a) Taxes. Licensee shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of Licensee in connection with the manufacture, use, sale, licensing or other commercialization or exploitation of the Products. Licensor is solely responsible for any and all taxes, fees relating to its ownership of intellectual property rights in and to the Products, including but not limited to taxes on all amounts paid to Licensor hereunder.

(b) Government Approvals. Licensee shall, at its own expense, be responsible for applying for and obtaining any approvals, authorizations, or validations relative to the manufacture and sale of the Products not previously obtained by Licensor under the appropriate Territory laws or otherwise, including authorization for the remittances hereunder from the appropriate governmental authorities.

8.	INDEPENDENCE OF THE PARTIES

This Agreement creates no relationship of partnership, joint venture, employment, franchise, or agency between the parties. This Agreement shall not constitute the designation of either party as the representative or agent of the other, nor shall either party to this Agreement have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party, without the other party’s prior written consent and approval.

9.	SUBLICENSE AND ASSIGNMENT

(a) Sublicensing. Licensor authorizes Licensee to grant sublicenses of the rights granted to it hereunder to its subdistributors, contractors and other third parties as reasonably necessary for Licensee to perform its obligations hereunder, upon Licensor’s prior written consent, which consent shall not be unreasonably withheld.

(b) Assignment. Any assignment of this Agreement by either party to a third party (except by Licensee to an affiliated entity or to a person or entity acquiring substantially all of Licensee’s assets or a controlling equity ownership interest in Licensee, which shall be permitted without the consent or approval of Licensor) shall be null and void unless consented to in advance in writing by the other party hereto, which consent shall not be withheld unreasonably.

10.	NOTICES

Any notice or communication permitted or required under this Agreement shall be in writing and shall be delivered in person or by courier, or mailed by certified or registered mail, postage prepaid, return receipt requested, and addressed as set forth for the intended recipient in the first paragraph of this Agreement, attention: President, or to such other address as shall be given in accordance with this Section. If notice is given in person, by courier or facsimile, it shall be effective upon receipt; and if notice is given by mail, it shall be effective five (5) business days after deposit in the mail.

11.	ARBITRATION; LITIGATION; GOVERNING LAW; JURISDICTION AND VENUE

Except with respect to any claim by either party against the other party relating to this Agreement and seeking injunctive relief or specific performance, any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, shall be finally settled in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”) then in effect, by a panel of three (3) arbitrators. Each party shall have the right to appoint one (1) arbitrator from the list of arbitrators supplied to the parties by the AAA, and the two arbitrators so appointed shall appoint the third. The parties may alternately agree to a single arbitrator in lieu of a panel of three (3) arbitrators. The place of arbitration shall be Miami, Florida, U.S.A. and the parties agree to submit to personal jurisdiction exclusively in such venue for such arbitration and exclusively in the state courts located in such venue for any proceeding brought by either party seeking injunctive relief or specific performance. The internal procedural and substantive laws of Florida shall govern this Agreement and all questions of arbitral procedure, arbitral review, scope of arbitral authority, and arbitral enforcement as well as in any other legal proceedings brought by either party involving this Agreement. The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators, that the award shall be made and shall be promptly payable in U.S. dollars without deduction or offset, and that any costs, fees or taxes incurred to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award shall include interest accruing from the date of damages incurred for breach or other violation of this Agreement, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators. The prevailing party in any proceeding relating to this Agreement shall be entitled to payment of its attorney’s fees and costs by the nonprevailing party.

12.	IDENTIFICATION OF TECHNOLOGY AND PRODUCTS

(a) Marking. Licensee agrees to mark, as appropriate, the following with appropriate copyright notices, trademark notices, patent pending notices and/or patent numbers in conformity with applicable law:

1.	all units of the Products made or sold by or for Licensee and/or its sublicensees;

2.	all packaging of the Products, and

3.	all brochures, manuals, and documents describing the Products.

(b) License Disclosure. Unless otherwise directed by Licensor, Licensee shall state in a manner acceptable to Licensor and approved by Licensor, in a prominent position on all materials and things specified in sub-Section 12(a) above, that the Products are manufactured and/or distributed by Licensee under license from Licensor.

13.	GENERAL PROVISIONS

(a) Entire Agreement. The parties hereto have read this Agreement and agree to be bound by all its terms. The parties further agree that this Agreement constitutes the full, complete and exclusive statement of the Agreement between them and supersedes all proposals, oral or written, and all other communications between them relating to the subject matter of this Agreement.

(b) Modifications. No agreement changing, modifying, amending, extending, superseding, discharging, or terminating this Agreement or any provisions hereof shall be valid unless it is in writing and is dated and signed by duly authorized representatives of each party.

(c) Severability. Should any term or provision of this Agreement be finally determined by an arbitration panel to be void, invalid, unenforceable or contrary to law or equity, the offending term or provision shall be modified and limited (or if strictly necessary, deleted) only to the extent required to conform to the requirements of law and the remainder of this Agreement (or, as the case may be, the application of such provisions to other circumstances) shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

(d) Waiver. Failure of any of the parties hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for therein, shall in no way be considered a waiver of such provisions, rights, or election or in any way to affect the validity of this Agreement. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent or waiver of, or excuse for any other, different or subsequent breach. All remedies herein conferred upon any party shall be cumulative and no one shall be exclusive of any other remedy conferred herein by law or equity.

(e) Time is of the Essence. Time is of the essence in the performance of each and every obligation and covenant imposed by this Agreement.

(f) Binding Agreement. This Agreement shall be binding not only upon the parties hereto, but also upon and without limitations thereto, their assignees, successors, divisions, subsidiaries, officers, directors, employees, and sublicensees.

(g) Force Majeure. Neither Licensor nor Licensee shall be responsible for any failure to fulfill its obligations due to causes beyond its reasonable control, including without limitation, acts or omissions of government or military authority, acts of God, acts of terrorism, materials shortages, transportation delays, fires, floods, labor disturbances, riots, wars, or inability to obtain any export or import license or other approval of authorization of any government authority.

(h) Expenses. Except as provided elsewhere in this Agreement, all of the legal, accounting, and other miscellaneous expenses incurred in connection with this Agreement and the performance of the various provisions of this Agreement shall be paid by the party who incurred the expense.

(i) Survival. All covenants, agreements, representations, warranties and provisions of this Agreement which by their nature survive the termination of this Agreement shall so survive after the effective date of termination of this Agreement.

(j) Disclaimer of Warranties; Limitation of Liability. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED HEREIN, NEITHER PARTY HERETO MAKES ANY WARRANTIES AND DISCLAIMS ANY IMPLIED WARRANTIES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT WITH REGARD TO THE PRODUCTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS ARISING OUT OF THE PERFORMANCE OF NONPERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(k) Confidentiality. The terms of this Agreement as well as any information disclosed by either party to the other pursuant to this Agreement, except as set forth below, shall be considered confidential to the disclosing party and shall not be disclosed or used by the receiving party other than as expressly authorized herein without the prior written consent of the disclosing party, which consent may be withheld by the disclosing party in its sole and absolute discretion. The foregoing obligation of confidentiality shall not apply to information which (a) was publicly available at the time of the disclosure to the receiving party; (b) subsequently becomes publicly available through no fault of the receiving party; (c) is rightfully acquired by the receiving party, subsequent to disclosure by the other party from a third party who is not in breach of a confidential relationship with regard to such information; (d) is independently developed by the receiving party solely through the efforts of individuals who did not have access to the confidential information, as evidenced by the receiving party’s written records; or (e) is required to be made public by court order, law or regulation, provided that the disclosing party is notified as soon as practicable prior to such compelled disclosure in order to contest same.

(l) Construction; Counterparts. The headings used in this Agreement are for reference purposes only and shall not be considered a part of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.

SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto, by and through their respective undersigned duly authorized representatives, have caused this Agreement to be executed as of the Effective Date.

LICENSOR: Electric Aquagenics Unlimited, Inc., a Delaware corporation

By:
Name:
Title:

LICENSEE: Water Science, LLC

By:
Name: Peter Ullrich
Title: Sole Member

SCHEDULE A

TECHNOLOGY/PRODUCTS

A-1

SCHEDULE B

TRADEMARKS

The Company’s Trademarks are as follows:

B-1

SCHEDULE C

TERRITORIES

C-1

SCHEDULE D

PRODUCT PRICES

D-1